EXHIBIT 99.1

Oakley Second Quarter Net Sales Increase 29 Percent to $263 Million

 Selected Second Quarter 2007 Highlights
 ---------------------------------------
 * Net sales increased 29 percent over Q2 2006 to $263 million
 * Optics net sales increased 31 percent over Q2 2006 to
   $208 million
 * Apparel, footwear and accessories (AFA) net sales increased
   20 percent over Q2 2006 to $37 million
 * U.S. retail net sales increased 37 percent over Q2 2006 to
   $62 million
 * Net income increased 20 percent over Q2 2006 to $21 million, or $0.31 per diluted share

FOOTHILL RANCH, Calif., July 19, 2007 (PRIME NEWSWIRE) -- Oakley, Inc. (NYSE:OO) today announced financial results for its second quarter ended June 30, 2007. Oakley generated second quarter net sales of $263.2 million, an increase of 29.3 percent from $203.6 million in the same period of 2006. Net income for the second quarter totaled $21.5 million, or $0.31 per diluted share, which includes an approximate $0.03 per diluted share impact of transaction costs related to the company's previously announced merger agreement with Luxottica Group S.p.A. (NYSE: LUX; MTA: LUX). Net income for the second quarter of 2006 was $17.9 million, or $0.26 per diluted share.

"Our optics strategies continue to drive results and, in the second quarter, we continued to see strong growth rates across all geographies and channels" said Oakley, Inc. Chief Executive Officer Scott Olivet. "Our premium sports performance styles RADAR(tm) and FLAK JACKET(tm), which are currently showcased in the Tour de France, are clearly being well received by athletes at every level of competition as well as sports-inspired consumers. Consistent with Oakley's history, these new styles are once again redefining performance, fit, convenience, and style on the fields of athletic competition around the world."

"Our polarized product, including the recently launched NANOWIRE(tm), continues to gain share as more consumers learn about Oakley's unbeatable polarized technology and see first-hand the benefits of our new HYDROPHOBIC(tm) coatings," continued Olivet. "Additionally, the integrated launches of our women's and Square O collections have driven strong early results and the Oakley custom eyewear program continues to become a more important part of our business in Oakley retail locations."

Olivet concluded, "We are pleased with the quarterly results, but more importantly, we continue to make great progress against our goals of strengthening our brands, building solid business platforms capable of delivering sustainable and profitable growth, and delivering results consistently."

Product Category Net Sales

Second quarter optics net sales totaled $207.5 million, up 30.9 percent from $158.5 million in the same period of 2006. This growth was driven by significant double-digit increases in sunglasses, prescription eyewear, and goggles. The company's second quarter sales had significant double-digit organic optics growth augmented by incremental sales from Eye Safety Systems (ESS) and Bright Eyes. Second quarter AFA net sales totaled $36.5 million, up 19.6 percent from $30.5 million in the prior year. AFA growth included significant double-digit contributions from footwear and watches, and a double-digit increase in apparel sales.

Second quarter net sales of other products, which consist of non-Oakley owned brands sold through the company's multi-branded Bright Eyes, Sunglass Icon and The Optical Shop of Aspen (OSA) retail stores, increased 31.3 percent to $19.1 million from $14.6 million during the same period last year.

Segment Net Sales

Global second quarter net sales to wholesale customers were $201.0 million, a 27.1 percent increase over $158.2 million in the same period of 2006.

Second quarter net sales to U.S. wholesale customers totaled $96.1 million, up 29.2 percent from $74.4 million in the prior year, driven by significant double-digit optics growth and a moderate increase in AFA sales.

Oakley's second quarter U.S. retail net sales increased 36.8 percent to $62.2 million, compared with $45.4 million in the same period of 2006. U.S. retail sales were driven by positive comparable store sales growth, contribution of new Oakley and Sunglass Icon stores added during the last twelve months, and increased Internet sales.

Geographic Net Sales

Second quarter U.S. net sales (wholesale and retail) totaled $158.3 million, an increase of 32.1 percent from $119.9 million in the prior year's same period.

Second quarter net sales in the company's international business were $104.9 million, a 25.2 percent increase from net sales of $83.7 million in the same period of 2006. A weaker U.S. dollar relative to foreign currencies increased reported international net sales by 5.1 percent. The company's Americas region saw significant double-digit optics and AFA growth; EMEA (Europe, Middle East and Africa) generated a significant double-digit increase in optics sales and a slight increase in AFA sales; and Asia Pacific had significant double-digit increases in optics and AFA net sales.

Gross Margin, Operating Expenses, Tax Rate

Reported second quarter gross profit as a percentage of net sales was 57.6 percent compared with 56.3 percent in the second quarter of 2006. Second quarter non-GAAP gross margin was 57.6 percent compared to 58.4 percent in the same period of 2006. The decreased non-GAAP gross margin versus the comparable prior year quarter is primarily due to increased inventory charges in the current quarter and the addition of Bright Eyes and ESS, which generate lower gross margins. These factors were partially offset by increased gross margins on Oakley sunglasses and prescription eyewear. Non-GAAP gross margin excludes footwear restructuring charges and losses from changes in fair value of foreign currency derivatives recorded in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which together totaled $5.4 million on a pre-tax basis for the second quarter of 2006; no similar charges or losses were recorded in the second quarter of 2007. A reconciliation of non-GAAP gross margin to GAAP gross profit as a percentage of net sales is included in the accompanying financial tables.

Second quarter operating expenses totaled $114.3 million, representing 43.4 percent of net sales, compared to $86.6 million, or 42.5 percent of net sales in the same period of 2006. Research and development, and shipping and warehousing expenses decreased as a percentage of net sales. Selling expenses increased $16.2 million or 30.3 percent from the same period of 2006; over $2.0 million of this increase was due to planned shift of advertising and marketing efforts from the first quarter into the second quarter. General and administrative expenses increased by $10.6 million, or 48.3 percent, from the same period of 2006 partially due to the impact of transaction costs associated with the company's merger agreement with Luxottica Group S.p.A. General and administrative expenses also increased due to acquisitions completed in the last year as well as increased compensation expense.

The company's tax rate increased to 37.6 percent in the second quarter compared to 35.0 percent in the second quarter of 2006. The increased tax rate is due to certain transaction costs related to the company's previously announced merger agreement not being deductible for income tax purposes.

Balance Sheet Highlights

Accounts receivable, less allowances, totaled $129.8 million at June 30, 2007, compared to $103.4 million at June 30, 2006.

The company's consolidated inventory totaled $196.1 million at June 30, 2007 compared to $145.7 million at June 30, 2006. The increase in inventory is due to the impact of acquisitions and new retail stores, increased eyewear inventory to support higher sales volume, and increased apparel inventories.

2007 Guidance

As a result of strong sales growth in the second quarter, the company increased its 2007 net sales guidance to a range of $930 to $960 million, or approximately 22-26 percent over 2006 net sales of $762 million. This is an increase over its previous net sales guidance of 18-22 percent growth. The company did not change its 2007 net income guidance of $0.95 to $0.98 per diluted share, but noted that this EPS range now includes the expected impact of continuing transaction costs related to the company's previously announced merger agreement. This guidance excludes any impact from changes in tax benefits recognized under Financial Accounting Standards Board Interpretation No. 48 "Accounting for Uncertainty in Income Taxes" (FIN 48), substantial changes in currency exchange rates, or significant changes in estimated transaction costs related to the company's previously announced merger agreement.

Conference Call Information

As indicated in a press release that was issued on July 12, the company will conduct a conference call today at 1:30 p.m. PDT. Interested investors can hear a simultaneous Webcast at http://investor.oakley.com. A telephonic replay of the call will be available Thursday, July 19, through midnight July 26, 2007 and can be accessed from the United States and Canada at 888-266-2081 and from international locations at 703-925-2533; pass code: 1030723. Additionally, the conference call will be available on the company's http://investor.oakley.com Web site under News and Events until July 19, 2008.

About Oakley, Inc.

Oakley is a global leader in sport performance optics including premium sunglasses, goggles, and prescription eyewear. Headquartered in Southern California, the company's optics brand portfolio includes Dragon, Eye Safety Systems, Fox Racing, Mosley Tribes, Oliver Peoples, and Paul Smith Spectacles. In addition to its global wholesale business, the company operates retail chains including Bright Eyes, Oakley Stores, Sunglass Icon, and The Optical Shop of Aspen. The company also offers a wide selection of Oakley-branded apparel, footwear, watches and accessories. Additional information is available at www.oakley.com.

The Oakley Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1533

Non-GAAP Measures

This press release includes disclosure of "non-GAAP gross margin," which is a non-GAAP financial measure. The Company provides this non-GAAP measure as a supplement to financial results based on GAAP. Non-GAAP gross margin differs from the most comparable GAAP measure, gross profit as a percentage of net sales, by excluding footwear restructuring charges and the impact of changes in the fair value of foreign currency derivatives not designated as cash flow hedges. A detailed reconciliation of non-GAAP gross margin to gross profit as a percentage of net sales is set forth in the table below. Investors are encouraged to review this reconciliation.

The footwear restructuring charges include provisions for estimated sales returns and markdown allowances (included in net sales) and write-downs of inventories and footwear-specific tooling, displays and equipment (included in cost of goods sold). Changes in the fair value of foreign currency derivatives not designated as cash flow hedges are included in cost of goods sold. Such changes (gains or losses) are recorded based upon the impact of changes in foreign currency exchange rates on the value of the foreign currency derivatives that we have purchased as part of our program to mitigate risks due to fluctuations in currency exchange rates.

The Company presents non-GAAP gross margin to provide additional insight into its underlying operating results. The Company believes that excluding the non-cash gains and losses from changes in the fair value of these foreign currency derivatives, and the impact of the footwear restructuring charges, provides meaningful and useful information regarding the underlying trends in product margins based on actual production costs. Non-GAAP gross margin also enhances comparisons of the Company's results of operations with historical periods. The Company uses non-GAAP gross margin in reviewing product margins, making product pricing decisions, and analyzing product category profitability.

Non-GAAP gross margin has certain limitations because it does not reflect all of the costs associated with the operation of the Company's business as determined in accordance with GAAP. Moreover, the Company's non-GAAP gross margin may be different from similarly titled non-GAAP measures used by other companies, which may not provide investors a comparable view of the Company's performance in relation to other companies in the same industry. Investors should consider non-GAAP gross margin in addition to, and not as a substitute for, or superior to, gross profit as a percentage of net sales determined in accordance with GAAP. The Company seeks to compensate for the limitations of non-GAAP gross margin by providing descriptions of the reconciling items and a reconciliation of non-GAAP gross margin to the most directly comparable GAAP measure so that investors can appropriately incorporate non-GAAP gross margin and its limitations into their analyses. For complete information on the footwear restructuring charges and changes in the fair value of foreign currency derivatives not designated as cash flow hedges, please see the Company's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein.

Safe Harbor Disclaimer

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the "safe harbor" created by those sections. All statements in this press release, other than those that are purely historical, are forward-looking statements. Forward-looking statements typically are identified by the use of terms such as "expect," "believe," "plan," "intend," "seek," "anticipate," "outlook," "estimate," "assume," "project," "target," "could," "will," "should," "may," and "continue," as well as variations of such words and similar expressions, although some forward-looking statements are expressed differently. Forward-looking statements in this press release include, without limitation, statements regarding product, retail and brand initiatives, marketing efforts, upcoming product releases, operational improvements, on-time apparel deliveries, responsiveness to retailers and consumers and the ability to drive consistent, profitable growth. The company's expectations, beliefs, anticipations, objectives, intentions, plans and strategies regarding the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statement. These risks and uncertainties include, but are not limited to, the highly competitive markets for our products and our ability to develop innovative new products and introduce them in a timely manner; consumer acceptance of our new products and our ability to respond to changing consumer preferences; order and demand uncertainty; our ability to attract and retain qualified personnel; intellectual property infringement claims by others and our ability to protect our intellectual property; our dependence on key suppliers for materials we use in our products, including lens blanks; our ability to successfully integrate acquired businesses into our operations; our dependence on athletes and personalities for the endorsement of our products; risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; and risks associated with our previously announced merger agreement, including resolution of outstanding or future litigation, differences between actual fees and our estimates, and other unanticipated developments. Risks and uncertainties that could cause our actual results to differ from those set forth in any forward-looking statement are discussed in more detail under "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2006, as well as similar disclosures in the company's subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                             OAKLEY, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
           (Unaudited, in thousands, except per share data)

                             Three Months Ended     Six Months Ended
                                   June 30,              June 30,
                             -------------------   -------------------
                               2007       2006       2007       2006
                             --------   --------   --------   --------
 Net sales                   $263,162   $203,584   $462,326   $355,282
 Cost of goods sold           111,503     88,931    202,611    160,044
                             --------   --------   --------   --------
 Gross profit                 151,659    114,653    259,715    195,238

 Operating expenses:
 Research and development       6,634      5,928     12,651     11,017
 Selling                       69,540     53,377    126,461     99,743
 Shipping and warehousing       5,584      5,362     10,837      9,911
 General and administrative    32,535     21,933     62,667     43,678
                             --------   --------   --------   --------
 Total operating expenses     114,293     86,600    212,616    164,349

                             --------   --------   --------   --------
 Operating income              37,366     28,053     47,099     30,889

 Interest expense, net          3,015        559      5,160        461
                             --------   --------   --------   --------
 Income before provision
  for income taxes             34,351     27,494     41,939     30,428
 Provision for income taxes    12,899      9,623     14,744     10,650
                             --------   --------   --------   --------
 Net income                  $ 21,452   $ 17,871   $ 27,195   $ 19,778
                             ========   ========   ========   ========

 Diluted net income
  per share                  $   0.31   $   0.26   $   0.39   $   0.29
 Diluted weighted
  average shares               69,890     69,163     69,708     69,115

                             OAKLEY, INC.
                     SELECTED BALANCE SHEET DATA
                      (Unaudited, in thousands)

                                       June 30,   Dec. 31,   June 30,
                                         2007       2006       2006
                                       --------   --------   --------
 Cash and cash equivalents             $ 46,184   $ 31,313   $ 38,015
 Accounts receivable, less
  allowance for doubtful accounts       129,798    109,168    103,448
 Inventories                            196,060    155,377    145,701
 Accounts payable, accrued
  liabilities and income tax payable    128,360    107,519     97,937
 Total debt                             199,647     46,848     34,014

                             OAKLEY, INC.
                         OTHER OPERATING DATA
                      (Unaudited, in thousands)

                            Three months ended     Six months ended
                                  June 30,              June 30,
                            -------------------   -------------------
                              2007       2006       2007       2006
                            --------   --------   --------   --------
 Net Sales by Product
  Category
 --------------------
  Optics                    $207,508   $158,489   $351,813   $265,362
  Apparel, Footwear
   and Accessories            36,542     30,543     76,895     67,324
  Other                       19,112     14,552     33,618     22,596
                            --------   --------   --------   --------
  Total                     $263,162   $203,584   $462,326   $355,282
                            ========   ========   ========   ========
 Net Sales by Segment
 --------------------
  U.S. Retail               $ 62,161   $ 45,423   $107,832   $ 74,760
  Wholesale                  201,001    158,161    354,494    280,522
                            --------   --------   --------   --------
  Total                     $263,162   $203,584   $462,326   $355,282
                            ========   ========   ========   ========
 Net Sales by Geography
 ----------------------
  United States             $158,296   $119,858   $266,724   $200,918
  International              104,866     83,726    195,602    154,364
                            --------   --------   --------   --------
  Total                     $263,162   $203,584   $462,326   $355,282
                            ========   ========   ========   ========

                             OAKLEY, INC.
                            RETAIL STORES
         (Unaudited, number of stores open at end of period)

                                           June 30,      June 30,
                                            2007           2006
                                          ---------     ---------
       Oakley Stores

        U.S.                                  71            49

        International                         21             9

       Sunglass Icon                         125           113

       Oliver Peoples                          3             2

       The Optical Shop of Aspen              21            14

       Bright Eyes                            34            --
                                          ---------     ---------

       Total                                 275           187
                                          =========     =========

   As of June 30, 2007, an additional 12 Oakley Stores, 12 Sunglass
   Icon stores, two Oliver Peoples and 107 Bright Eyes retail locations were operated by licensees and/or franchisees.

                             OAKLEY, INC.
              RECONCILIATION OF NON-GAAP GROSS MARGIN TO
              GAAP GROSS PROFIT AS A PERCENT OF NET SALES
                   (Unaudited, dollars in thousands)

                                Change in fair              Calculation
                                   value of                   of non-
                       Reported    foreign        Footwear     GAAP
                         under     currency    restructuring   gross
                         GAAP     derivatives     expenses    margin(1)
                       --------   -----------  -------------  --------
 Three months ended
 June 30, 2007
 ------------------
 Net sales             $263,162    $       --   $        --   $263,162
 Cost of goods sold     111,503            --            --    111,503
                       --------    ----------   -----------   --------
  Gross profit          151,659            --            --    151,659
  Gross profit as a %
   of net sales            57.6%
  Non-GAAP gross
   margin %                                                       57.6%

 Three months ended
 June 30, 2006
 ------------------
 Net sales             $203,584    $   (1,825)  $        --   $205,409
 Cost of goods sold      88,931         1,333         2,242     85,356
                       --------    ----------   -----------   --------
  Gross profit          114,653        (3,158)       (2,242)   120,053
  Gross profit as a %
   of net sales            56.3%
  Non-GAAP gross
   margin %                                                       58.4%

 Six months ended
 June 30, 2007
 ----------------
 Net sales             $462,326    $       --   $        --   $462,326
 Cost of goods sold     202,611            --            --    202,611
                       --------    ----------   -----------   --------
  Gross profit          259,715            --            --    259,715
  Gross profit as a %
   of net sales            56.2%
  Non-GAAP gross
   margin %                                                       56.2%

 Six months ended
 June 30, 2006
 ----------------
 Net sales             $355,282    $   (1,825)  $        --   $357,107
 Cost of goods sold     160,044         1,333         3,407    155,304
                       --------    ----------   -----------   --------
  Gross profit          195,238        (3,158)       (3,407)   201,803
  Gross profit as a %
   of net sales            55.0%
  Non-GAAP gross
   margin %                                                     56.5%

 (1) Non-GAAP gross margin is calculated by subtracting change in fair value of foreign currency derivatives and footwear restructuring expenses from amounts reported under GAAP.

CONTACT: Oakley, Inc.
         Editorial:
         Lance Allega, Director of Investor Relations/
          Corporate Communications
         949-672-6985
         lallega@oakley.com